Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS ANNOUNCES FOURTH QUARTER 2006 SALES RESULTS
-Reconfirms Earnings Per Share Outlook for Fourth Quarter 2006 and First Quarter 2007
-Expects 2007 Earnings Per Share Growth to Nearly Double Year-Over-Year, Which
Would Generate the Highest Level of Operating Cash Flow in Company’s History
     Hingham, MA, February 8, 2007 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for the fourteen weeks ended February 3, 2007 of $638.0 million, versus last year’s reported sales of $486.2 million for the thirteen weeks ended January 28, 2006. By brand, retail sales were $432.4 million for Talbots compared to $414.1 million last year, and $91.4 million for J. Jill, which was acquired effective May 3, 2006. Sales for the J. Jill brand represent approximately 20% of the total combined company sales volume.
     Total Company comparable store sales declined 1.6% for the thirteen-week period ended January 27, 2007 compared to the thirteen-week period ended January 28, 2006. By brand, comparable store sales for Talbots decreased 2.1%. For the J. Jill brand, comparable store sales increased 1.5% in the period.
     Consolidated direct marketing sales for the fourteen-week period were $114.2 million, including catalog and Internet, compared to $72.1 million for the thirteen weeks ended January 28, 2006, for the Talbots brand only.
Fourth Quarter 2006 Outlook
     The Company reconfirmed its previously announced outlook for consolidated fourth quarter 2006 earnings per diluted share to be approximately breakeven on a reported basis. Also consistent with prior expectations are fourth quarter acquisition related costs and adjustments of approximately $0.14 and stock option expense of approximately $0.04 per share.

First Quarter 2007 Outlook
     The Company also reconfirmed its previously announced outlook for consolidated first quarter 2007 earnings per share to be in the range of $0.36 — $0.43 on a reported basis. Further, this earnings outlook is based on a total company comparable store sales growth target of low single digits, with both the Talbots and J. Jill brand currently planned to increase in the low single digits. This total company expectation assumes Talbots brand first quarter earnings per share to be in the range of approximately $0.53 — $0.58, compared to the $0.51 reported last year in the first quarter, and a loss for the J. Jill brand in the range of approximately $0.03 — $0.05. Also included in this first quarter reported outlook are acquisition related costs and adjustments of approximately $0.12 per share.
Current Full Year Fiscal 2007 Outlook
-Anticipates Talbots Brand 2007 Earnings Per Share Growth in the High Teens
-J.Jill on Track for Profitability in Fiscal 2007

	EPS	EPS
	2007	2006

Talbots Operations	$1.43 -- $1.48	$1.22
J. Jill Operations	0.02 -- 0.07	(0.21)
Acquisition Related Costs	(0.20)	(0.22)
Financing Costs	(0.20)	(0.20)

Total Company Reported EPS	$1.05 -- $1.15	$0.59
     Talbots earnings per share expectations assume that the Company will capture approximately $36 million in synergies in fiscal 2007, as previously disclosed. Further, the Company currently expects that the J. Jill acquisition will be accretive to earnings in the latter part of fiscal 2007, after synergies and acquisition related costs and adjustments.
     Arnold B. Zetcher, Talbots Chairman, President and Chief Executive Officer, commented, “As we plan for fiscal 2007 with leaner inventory commitments particularly in the Talbots brand, and modest growth in total company comparable store sales, we are targeting total company sales to increase approximately 12%, reaching $2.5 billion by year’s end. With cost saving synergies and a continued tight control of operating expenses, we expect to nearly double earnings per share on a year-over-year basis. We feel this is a conservative plan, and one that is certainly attainable. In addition, if we achieve this plan, we would generate the highest level of cash flow from operations in our history.”

     “Looking specifically at each brand, for Talbots, we will continue to focus on increased style count particularly in novelty, improved product flow, and an appropriate balance of entry level price points across all merchandise categories.”
     “In addition, we will make strategic changes to the way we manage our business in the first quarter of 2007. Based on the success of last year’s August clearance event that greatly contributed to the strength of our third quarter performance, we will introduce a similar sale event in February of this year. This again gives us the opportunity to move our transitional merchandise at a time that is more relevant for our customer and to gain an additional week of regular-price selling in the period as we push back the start of our traditional March mid-season sale.”
     “As for J. Jill, our efforts to strengthen the brand continue to gain traction. We will remain focused on sharper pricing and better value, while unifying J. Jill’s promotional and marketing calendars. Further, we expect the brand’s improved new product to begin arriving in the stores during the second quarter of 2007.”
     “In conclusion, while it is taking longer than we initially thought to turn the J. Jill business around, we are confident that the actions we have implemented are generating solid sustainable improvement. We have put the necessary infrastructure and initiatives in place to achieve the long-term success that we anticipated from this strategic acquisition, and believe that J. Jill is now on track for profitability for full year fiscal 2007.”
     “Overall, we feel very good about the steps we are taking to improve our company, which will result in continued growth in 2007 and beyond,” concluded Mr. Zetcher.
     The Company plans to release its 2006 fourth quarter and year-end operating results on Wednesday, March 7, 2007 and will provide additional details regarding its outlook for fiscal 2007 at that time.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,364 stores, in 47 states, the District of Columbia, Canada and the U.K., with 1,125 stores under the Talbots brand name and 239 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook, or statements in or accompanying this release.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization as a result of the transaction, diversion of management time on acquisition-related issues, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concepts, success of our expected marketing events in driving sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, acceptance of the Company’s fashions including its seasonal fashions, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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